Exhibit 99.1
[Nurix logo]
Nurix Therapeutics Reports Second Quarter Fiscal 2024 Financial Results and Provides a Corporate Update
Presented positive clinical data at the European Hematology Association Congress supporting a potential best-in-class profile for NX-5948 for the treatment of CLL

Strengthened leadership with appointment of Paula G. O’Connor, M.D., as chief medical officer and Pasit Phiasivongsa, Ph.D., as chief technical officer

Strengthened financial position ending the quarter with cash and marketable securities of $452.5 million
SAN FRANCISCO, July 11, 2024 – Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical stage biopharmaceutical company developing targeted protein modulation drugs designed to treat patients with cancer and inflammatory diseases, today reported financial results for the second quarter ended May 31, 2024, and provided a corporate update.
“Our second quarter was one of significant advancements on a number of fronts, led by our positive clinical data for NX-5948 presented at the EHA2024 in June and reinforced with the strengthening of our balance sheet to accelerate the development of this program,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “The data presented at EHA2024, reaffirm the best-in-class potential of our protein degradation platform to address the limitations of current inhibitors against challenging targets such as Bruton’s tyrosine kinase. We enter the second half of 2024 well positioned to develop our lead clinical program, NX-5948, into pivotal clinical trials in CLL in 2025 and to continue to advance our wholly owned pipeline of clinical assets, preclinical programs and strategic collaboration programs with Gilead, Sanofi and Pfizer.”
Recent Business Highlights
•Presentation of positive clinical data from ongoing Phase1a/b trial of NX-5948, Nurix’s orally bioavailable degrader of Bruton’s tyrosine kinase (BTK): On June 16, 2024, Kim Linton, M.B.Ch.B, MRCP, Ph.D., FRCP, senior lecturer at the University of Manchester, a consultant at The Christie NHS Foundation Trust and an investigator on the clinical trial, presented data from the ongoing Phase 1a/b clinical trial of NX-5948 in adults with relapsed or refractory B-cell malignancies in an oral session at the European Hematology Association Congress (EHA2024). NX-5948 demonstrated an objective response rate (ORR) of 69.2% in heavily pretreated chronic lymphocytic leukemia (CLL) patients, including in patients with Bruton’s tyrosine kinase (BTK) inhibitor resistance mutations and patients with central nervous system (CNS) involvement. Clinical responses were rapid and deepening with longer time on treatment, and NX-5948 was well tolerated with extended treatment durations in many patients. Nurix also highlighted its plans for expansion to Phase 1b in CLL and its goal of initiating pivotal development in 2025. The Company hosted a webcast to discuss the presented data and its plans for development of NX-5948, a recording of which is accessible under the Events and Presentations page in the Investors section of the company’s website here.
•Strengthened balance sheet: On April 16, 2024, Nurix announced the closing of its underwritten public offering of 11,916,667 shares of its common stock at a public offering price of $15.00 per share, which includes 1,750,000 shares issued upon the exercise in full by the underwriters of their option to purchase additional shares of common stock. In addition, and in lieu of common stock, Nurix sold to certain investors pre-funded warrants to purchase 1,500,100 shares of common stock at a purchase price of $14.999 per pre-funded warrant, which represents the per share public offering price for the common stock less the $0.001 per share exercise price for each such pre-funded warrant. The net proceeds from the offering were approximately $188.7 million after deducting underwriting discounts and commissions and other offering expenses.
•Strengthened leadership with C-suite appointments: On May 28, 2024, Nurix announced the appointments of Paula G. O’Connor, M.D., as chief medical officer and Pasit Phiasivongsa, Ph.D., as chief technical officer of Nurix. Dr. O’Connor joined Nurix in September 2022 and most recently served as executive vice president and head of clinical development. Dr. Phiasivongsa joined Nurix in August 2022 and most recently served as executive vice president of technical operations. These appointments strengthen leadership in clinical operations and CMC ahead of planned pivotal studies for NX-5948 in 2025.

•Election of new board chair: Nurix’s board of directors unanimously elected board member Julia P. Gregory as its new board chair, and Judith A. Reinsdorf, J.D., as its new Nominating and Corporate Governance Committee chair, effective as of May 20, 2024. Ms. Gregory joined the Nurix board in 2019 and currently also serves as the chair of its Audit Committee and as a member of its Nominating and Corporate Governance Committee. Ms. Reinsdorf joined the Nurix board in 2021 and currently also serves as a member of its Audit Committee. David L. Lacey, M.D., stepped down as board chair and remains on the Nurix board serving as chair of its Compensation Committee and a member of its Development Advisory Committee.
Upcoming Program Highlights*
NX-5948: NX-5948 is an investigational, orally bioavailable degrader of BTK. NX-5948 is currently being evaluated in a Phase 1a/b clinical trial in adults with relapsed or refractory B-cell malignancies. In the second half of 2024, Nurix plans to present additional clinical data from this study for patients with CLL and non-Hodgkin lymphoma (NHL). In addition, in 2024, Nurix plans to define doses for Phase 1b cohort expansion in CLL to enable pivotal trial initiation in 2025. Nurix also plans to complete preclinical studies to enable an investigational new drug (IND) application for NX-5948 in autoimmune indications. Additional information on the Phase 1a/b clinical trial can be accessed at www.clinicaltrials.gov (NCT05131022).
NX-2127:NX-2127 is an orally bioavailable degrader of BTK with immunomodulatory activity for the treatment of patients with relapsed or refractory B-cell malignancies. Nurix is conducting a Phase 1a/b clinical trial of NX-2127, which includes Phase 1b expansion cohorts focused on patients with diffuse large B-cell lymphoma (DLBCL) and mantle cell lymphoma (MCL). As previously announced, in March 2024, the FDA lifted a manufacturing-related, partial clinical hold on the NX-2127 clinical trial. Nurix plans to reinitiate enrollment with the new chirally controlled drug product in a standard dose escalation study within the current Phase 1a/1b trial in the second half of 2024. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT04830137).
NX-1607: Nurix’s lead drug candidate from its targeted protein elevation portfolio, NX-1607, is an orally bioavailable inhibitor of the E3 ligase Casitas B-lineage lymphoma proto-oncogene B (CBL-B) for immuno-oncology indications including a range of solid tumor types and lymphoma. Nurix is evaluating NX-1607 in an ongoing, Phase 1 trial in monotherapy and in a combination cohort utilizing paclitaxel in adults in a range of oncology indications. In the second half of 2024, Nurix expects to present data from the Phase 1a dose-escalation portion of the trial of NX-1607 and to define dose(s) to enable Phase 1b cohort expansion. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT05107674).
GS-6791 (previously NX-0479): GS-6791 is a potent, selective, oral IRAK4 degrader. Degradation of IRAK4 by GS-6791 has potential applications in the treatment of rheumatoid arthritis and other inflammatory diseases. Nurix’s partner, Gilead, is responsible for conducting IND-enabling studies and advancing this program to clinical development.
STAT6 degrader: In April 2024, Nurix announced an extension of the ongoing research program with Sanofi for STAT6 (signal transducer and activator of transcription 6), a key drug target in type 2 inflammation, with the goal of nominating a development candidate in the first year of the extended term. Nurix remains on track for this goal.
Continued pipeline advancement of strategic collaborations with Gilead, Sanofi and Pfizer: Nurix expects to continue to achieve substantial research collaboration milestones throughout the terms of its collaborations with Gilead, Sanofi and Pfizer.
*Expected timing of events throughout this press release is based on calendar year quarters.
Fiscal Second Quarter 2024 Financial Results
Collaboration revenue for the three months ended May 31, 2024, was $12.1 million compared with $10.7 million for the three months ended May 31, 2023. The increase was primarily due to the recognition of revenue from the collaboration with Pfizer that was entered into in the fourth quarter of fiscal year 2023. During the three months ended May 31, 2024, Nurix achieved a research milestone under its collaboration with Pfizer totaling $5.0 million.
Research and development expenses for the three months ended May 31, 2024, was $48.9 million compared with $45.8 million for the three months ended May 31, 2023. The increase was primarily due to clinical costs and contract manufacturing costs as Nurix continues to progress its clinical trial programs and ongoing patient enrollment.
General and administrative expenses for the three months ended May 31, 2024 and May 31, 2023 were both $11.7 million.
Net loss for the three months ended May 31, 2024, was $44.5 million, or ($0.71) per share, compared with $24.3 million, or ($0.45) per share, for the three months ended May 31, 2023.

Cash, cash equivalents and marketable securities was $452.5 million as of May 31, 2024, compared to $254.3 million as of February 29, 2024.

About Nurix Therapeutics, Inc.
Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of innovative small molecules and antibody therapies based on the modulation of cellular protein levels as a novel treatment approach for cancer, inflammatory conditions, and other challenging diseases. Leveraging extensive expertise in E3 ligases together with proprietary DNA-encoded libraries, Nurix has built DELigase, an integrated discovery platform, to identify and advance novel drug candidates targeting E3 ligases, a broad class of enzymes that can modulate proteins within the cell. Nurix’s drug discovery approach is to either harness or inhibit the natural function of E3 ligases within the ubiquitin-proteasome system to selectively decrease or increase cellular protein levels. Nurix’s wholly owned, clinical stage pipeline includes targeted protein degraders of Bruton’s tyrosine kinase, a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B, an E3 ligase that regulates activation of multiple immune cell types including T cell and NK cells. Nurix is headquartered in San Francisco, California. For additional information visit http://www.nurixtx.com.
Forward-Looking Statements
This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding: Nurix’s future financial or business performance; Nurix’s future plans, prospects and strategies; Nurix’s plans and expectations with respect to its current and prospective drug candidates; the tolerability, safety profile, therapeutic potential and other advantages of Nurix’s drug candidates; the potential of Nurix’s protein degradation platform to address the limitations of current protein inhibitors; the planned timing and conduct of Nurix’s clinical trials; the planned timing for the provision of updates and findings from Nurix’s preclinical studies and clinical trials; the potential benefits of and Nurix’s expectations with respect to its strategic collaborations, including the achievement of research milestones; and the potential advantages of Nurix’s scientific approach and DELigase™ platform. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions regarding the future of Nurix’s business, its future plans and strategies, its development plans, its preclinical and clinical results, future conditions and other factors Nurix believes are appropriate in the circumstances. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) whether Nurix will be able to advance its drug candidates, obtain regulatory approval of and ultimately commercialize its drug candidates; (ii) uncertainties related to the timing and results of preclinical studies and clinical trials; (iii) whether Nurix will be able to fund development activities and achieve development goals; (iv) uncertainties related to the timing and receipt of payments from Nurix’s collaboration partners, including milestone payments and royalties on future product sales; (v) the impact of global business, political and macroeconomic conditions, cybersecurity events, instability in the banking system, and global events, including regional conflicts around the world, on Nurix’s business, clinical trials, financial condition, liquidity and results of operations; (vi) whether Nurix will be able to protect intellectual property and (vii) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2024, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.
Contacts:
Investors
Jason Kantor, Ph.D.
Nurix Therapeutics, Inc.
ir@nurixtx.com

Elizabeth Wolffe, Ph.D.
Wheelhouse Life Science Advisors
lwolffe@wheelhouselsa.com

Media
Aljanae Reynolds
Wheelhouse Life Science Advisors
areynolds@wheelhouselsa.com

Nurix Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2024	2023	2024	2023
Revenue:
Collaboration revenue	$12,092	$10,676	$28,677	$23,361
License revenue	—	20,000	—	20,000
Total revenue	12,092	30,676	28,677	43,361
Operating expenses:
Research and development	48,922	45,763	98,927	91,579
General and administrative	11,710	11,678	23,509	21,499
Total operating expenses	60,632	57,441	122,436	113,078
Loss from operations	(48,540)	(26,765)	(93,759)	(69,717)
Interest and other income, net	4,084	2,488	7,875	4,707
Loss before income taxes	(44,456)	(24,277)	(85,884)	(65,010)
Provision for income taxes	90	—	180	—
Net loss	$(44,546)	$(24,277)	$(86,064)	$(65,010)
Net loss per share, basic and diluted	$(0.71)	$(0.45)	$(1.47)	$(1.20)
Weighted-average number of shares outstanding, basic and diluted	62,377,551	54,259,045	58,660,900	54,144,909

Nurix Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	May 31,	November 30,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$116,790	$54,627
Marketable securities, current	326,349	233,281
Prepaid expenses and other current assets	7,078	7,595
Total current assets	450,217	295,503
Marketable securities, non-current	9,380	7,421
Operating lease right-of-use assets	28,835	31,142
Property and equipment, net	18,557	16,808
Restricted cash	901	901
Other assets	3,141	3,823
Total assets	$511,031	$355,598
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,813	$6,401
Accrued expenses and other current liabilities	23,263	24,970
Operating lease liabilities, current	7,934	7,489
Deferred revenue, current	46,769	48,098
Total current liabilities	80,779	86,958
Operating lease liabilities, net of current portion	20,885	23,125
Deferred revenue, net of current portion	38,674	45,022
Total liabilities	140,338	155,105
Stockholders’ equity:
Common stock	64	49
Additional paid-in-capital	1,002,028	746,299
Accumulated other comprehensive loss	(135)	(655)
Accumulated deficit	(631,264)	(545,200)
Total stockholders’ equity	370,693	200,493
Total liabilities and stockholders’ equity	$511,031	$355,598